As filed with the Securities and Exchange Commission on April 21, 2021.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Zymergen Inc.
(Exact name of registrant as specified in its charter)

Delaware	8731	46-2942439
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5980 Horton Street, Suite 105
Emeryville CA 94608
(415) 801-8073
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Josh Hoffman
Chief Executive Officer
5980 Horton Street, Suite 105
Emeryville, CA 94608
(415) 801-8073
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sarah K. Solum Pamela L. Marcogliese Freshfields Bruckhaus Deringer US LLP 2710 Sand Hill Road Menlo Park, CA 94025 (650) 618-9250	Mina Kim Zymergen Inc. 5980 Horton Street, Suite 105 Emeryville, CA 94608 (415) 801-8073	Rezwan D. Pavri Andrew T. Hill Andrew S. Gillman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ File No. 333-254612

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Shares to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	2,909,500	$31.00	$90,194,500	$9,840.22
(1)
Represents only the additional number of shares of common stock being registered and includes 379,500 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1, as amended (File No.  333-254612).

(2)
Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, for the purpose of determining the registration fee. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $484,840,000 on the Registration Statement on Form S-1, as amended (File No. 333-254612). In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $90,194,500 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF
CERTAIN INFORMATION BY REFERENCE

Zymergen Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-254612) (the “Prior Registration Statement”).

The Registrant is filing this Registration Statement for the sole purpose of increasing by 2,909,500 shares the number of shares of its common stock, par value $0.001 per share, to be registered for sale, 379,500 of which may be sold by the Registrant upon exercise of the underwriters’ option to purchase additional shares. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this Registration Statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Freshfields Bruckhaus Deringer US LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on page II-6 of the Registration Statement on Form S-1 (File No. 333-254612) filed on March 23, 2021).

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on the 21st day of April, 2021.

Zymergen Inc.

By:	/s/ Josh Hoffman
Name:	Josh Hoffman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Josh Hoffman	Chief Executive Officer (Principal Executive Officer)	April 21, 2021
Josh Hoffman

/s/ Enakshi Singh	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 21, 2021
Enakshi Singh

*	Director	April 21, 2021
Steven Chu

*	Director, Chairperson	April 21, 2021
Jay T. Flatley

*	Director	April 21, 2021
Christine M. Gorjanc

*	Director	April 21, 2021
Travis Murdoch

*	Director	April 21, 2021
Matthew A. Ocko

*	Director	April 21, 2021
Sandra E. Peterson

*	Director	April 21, 2021
Zach Serber

*	Director	April 21, 2021
Rohit Sharma

* By:	/s/ Enakshi Singh
Enakshi Singh
Attorney-in-Fact